P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 26, 2022		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES SECOND QUARTER 2022 RESULTS
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the quarter and six months ended June 30, 2022. Peoples reported net income of $24.9 million for the second quarter of 2022, representing earnings per diluted common share of $0.88. In comparison, Peoples recognized earnings per diluted common share of $0.84 for the first quarter of 2022, and earnings per diluted common share of $0.51 for the second quarter of 2021. For the six months ended June 30, 2022, Peoples recorded net income of $48.5 million, or $1.72 per diluted common share, compared to $25.6 million, or $1.31 per diluted common share, for the six months ended June 30, 2021.
Non-core items, and the related tax effect of each, in net income primarily included acquisition-related and COVID-19 related expenses. Non-core items negatively impacted earnings per diluted common share by $0.02 for the second quarter of 2022, $0.04 for the first quarter of 2022, and $0.10 for the second quarter of 2021. Non-core items negatively impacted earnings per diluted share by $0.06 and $0.21 for the six months ended June 30, 2022 and 2021, respectively. The release of provision for credit losses positively impacted earnings per diluted share by $0.02 for the second quarter of 2022, and $0.18 for the first quarter of 2022, while the provision for credit losses had a negative impact on earnings per diluted share of $0.13 for the second quarter of 2021. For the first six months of 2022, the release of provision positively impacted earnings per diluted share by $0.21, compared to $0.07 for the first six months of 2021.
"Earnings were strong for the first half of 2022 as we nearly doubled our net income compared to 2021 primarily due to our recent acquisitions and organic growth," said Chuck Sulerzyski, President and Chief Executive Officer. "Our return on average assets improved to 1.40%, and our return on average stockholders' equity grew to 12.6%, for the second quarter. We continue to focus on driving greater shareholder value through reliable and consistent financial results."

Completion of Vantage Acquisition:
On March 7, 2022, Peoples Bank acquired Vantage Financial, LLC (“Vantage”), a nationwide provider of equipment financing headquartered in Excelsior, Minnesota. Under the terms of the agreement, Peoples Bank purchased 100% of the equity of Vantage for total cash consideration of $54.0 million. Peoples Bank also repaid $28.9 million in recourse debt on behalf of Vantage, for total consideration of $82.9 million. Vantage offers mid-ticket equipment leases, primarily for business essential information technology equipment across a wide-array of industries. Upon completion of the transactions, Vantage became a subsidiary of Peoples Bank. Peoples recognized lease assets of approximately $157.5 million as of the acquisition date. Peoples preliminarily recorded $24.7 million in goodwill and $13.2 million in other intangible assets in connection with the Vantage acquisition.

Premier Financial:
On September 17, 2021, Peoples completed its merger with Premier Financial Bancorp, Inc. ("Premier"), in which Peoples acquired, in an all-stock merger, Premier, a bank holding company headquartered in Huntington, West Virginia, and the parent company of Premier Bank, Inc. ("Premier Bank") and Citizens Deposit Bank and Trust, Inc. ("Citizens"). Under the terms and subject to the conditions of the definitive Agreement and Plan of Merger, dated March 26, 2021, Premier merged with and into Peoples (the "Premier Merger"), and Premier Bank and Citizens subsequently merged with and into Peoples Bank, in a transaction valued at $261.9 million as of September 17, 2021. At the close of business on September 17, 2021, the financial services offices of Premier Bank and Citizens became branches of Peoples Bank. Peoples preliminarily acquired $1.1 billion in loans and $1.8 billion in deposits in the Premier Merger. In addition, Peoples recorded $66.9 million in goodwill and $4.2 million in other intangible assets in connection with the Premier Merger.
Statement of Operations Highlights:
•Net interest income increased $7.2 million, or 13%, compared to the linked quarter and increased $21.8 million, or 55%, compared to the second quarter of 2021.
◦Net interest margin increased 43 basis points to 3.84% for the second quarter of 2022, compared to 3.41% for the linked quarter and increased 39 basis points compared to 3.45% for the second quarter of 2021. The increase in net interest margin compared to the linked quarter was driven by the Vantage acquisition and the related accretion, coupled with recent increases in market interest rates.
◦The increase in net interest income for the second quarter of 2022 compared to the second quarter of 2021 was driven by the Premier Merger and Vantage acquisition.
•Peoples recorded a recovery of credit losses of $0.8 million for the second quarter of 2022, compared to a recovery of $6.8 million for the first quarter of 2022, and a provision for credit losses of $3.1 million for the second quarter of 2021.
◦The recovery of credit losses in the second quarter of 2022 was primarily due to changes in our loss drivers coupled with a reduction in reserves for individually analyzed loans.
◦Net charge-offs were $1.5 million, or 0.14% of average total loans annualized, for the second quarter of 2022, compared to $1.9 million, or 0.17%, for the linked quarter.
▪The decrease in net charge-offs was driven by lower charge-offs on commercial real estate, and residential real estate loans.
•Total non-interest income, excluding net gains and losses, decreased $0.5 million, or 2%, compared to the linked quarter, and increased $3.4 million, or 21%, compared to the second quarter of 2021.
◦The decrease in non-interest income, excluding gains and losses, compared to the first quarter of 2022 was largely driven by lower insurance income, primarily due to annual performance-based insurance commissions that are recognized in the first quarter of each year.
◦Total non-interest income, excluding net gains and losses, for the first six months of 2022 was 31% of total revenue.
•Total non-interest expense decreased $1.7 million, or 3%, compared to the linked quarter and increased $10.0 million, or 25%, compared to the second quarter of 2021.
◦The decrease in total non-interest expense for the second quarter of 2022 was primarily attributable to decreases in professional fees, acquisition-related expenses, net occupancy and equipment expense, and FDIC insurance premiums.
◦For the second quarter of 2022, the efficiency ratio was 58.8%. When adjusted for non-core items, the efficiency ratio was 58.0% for the second quarter of 2022.
Balance Sheet Highlights:
•Period-end total loan balances were up $28.8 million compared to March 31, 2022.
◦The increase in period-end loan balances was primarily the result of growth in consumer indirect loans, leases, and premium finance loans, offset by reductions in construction loans, and commercial and industrial loans.
◦Average loan balances increased for the quarter, compared to the linked quarter. The increase was driven by a $126.1 million increase in leases, partially offset by reductions of $24.9 million in residential real estate loans and $24.6 million in commercial and industrial loans.
◦Excluding forgiveness received on Paycheck Protection Program ("PPP") loans, loan balances grew at a 4% annualized rate.
•Asset quality metrics remained stable during the quarter.
◦Annualized net charge-offs for the quarter remained low at 0.14% of average total loans, with a decrease of four basis points compared to the linked quarter.
◦The recovery of credit losses recorded during the quarter was primarily driven by changes in our loss drivers coupled with a reduction in reserves for individually analyzed loans.
◦Delinquency trends declined slightly as loans considered current comprised 98.8% of the loan portfolio at June 30, 2022, compared to 98.9% at March 31, 2022.
◦Nonperforming assets decreased $0.4 million compared to March 31, 2022. The decrease was attributable to a reduction in nonaccrual commercial and industrial loans, partially offset by an increase in nonperforming leases.
◦Criticized loans decreased $7.9 million during the second quarter of 2022. The decrease was primarily related to the pay-off of several commercial loans.

◦Classified loans increased $6.6 million during the second quarter of 2022. The increase was driven by downgrades of a few commercial relationships.
•Period-end total deposit balances at June 30, 2022 decreased $73.7 million, or 1%, compared to March 31, 2022.
◦The decrease in total deposits compared to March 31, 2022 was driven primarily by a reduction of $36.2 million in interest-bearing transactional accounts, a $28.7 million decrease in retail certificates of deposits, and a decrease of $11.0 million in money market deposit accounts.
◦Total demand deposit balances were 47% of total deposit balances at June 30, 2022 and at March 31, 2022.

Net Interest Income:
Net interest income was $61.5 million for the second quarter of 2022, an increase of $7.2 million, or 13%, compared to the linked quarter. Net interest margin was 3.84% for the second quarter of 2022, compared to 3.41% for the linked quarter. The increase in net interest income and net interest margin was partially driven by accretion income, net of amortization expense, from acquisitions, which positively impacted loan yields by 34 basis points, while the recent increases in market interest rates also improved loan yields compared to the linked quarter.
Net interest income for the second quarter of 2022 increased $21.8 million, or 55%, compared to the second quarter of 2021. Net interest margin increased 39 basis points compared to 3.45% for the second quarter of 2021. The increase in net interest income compared to the second quarter of 2021 was driven by the increases in market interest rates and the Premier Merger and Vantage acquisition.
Accretion income, net of amortization expense, from acquisitions was $3.9 million for the second quarter of 2022, $2.7 million for the first quarter of 2022 and $0.8 million for the second quarter of 2021, which added 25 basis points, 17 basis points and 7 basis points, respectively, to net interest margin. The increase in accretion income for the current quarter was a result of the acquisition of Vantage.
For the first six months of 2022, net interest income increased $40.5 million, or 54%, compared to the first six months of 2021, while net interest margin increased 27 basis points to 3.63%. The increase in net interest income was driven by the Premier Merger and Vantage acquisition, core growth, and increases in market interest rates.
Accretion income, net of amortization expense, from acquisitions was $6.7 million for the six months ended June 30, 2022, compared to $1.2 million for the six months ended June 30, 2021, which added 21 and 6 basis points, respectively, to net interest margin. The increase in accretion income for the first six months of 2022 compared to 2021 was a result of the Premier Merger, and acquisitions of NS Leasing, LLC ("NSL") and Vantage.
(Recovery of) Provision for Credit Losses:
The recovery of credit losses was $0.8 million for the second quarter of 2022, compared to $6.8 million for the linked quarter and a provision for credit losses of $3.1 million for the second quarter of 2021. The release of credit losses in the second quarter of 2022 was largely attributable to a reduction in reserves for individually analyzed loans.
Net charge-offs for the second quarter of 2022 were $1.5 million, or 0.14% of average total loans annualized, compared to net charge-offs of $1.9 million, or 0.17% of average total loans annualized, for the linked quarter and net charge-offs of $0.8 million, or 0.09% of average total loans annualized, for the second quarter of 2021. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Operations. The net loss realized during the second quarter of 2022 was $196,000, compared to a net gain of $3,000 for the linked quarter, and a net loss of $0.3 million for the second quarter of 2021. The net loss for the second quarter of 2022 was attributable to a $119,000 loss recorded on repossessed assets coupled with a $44,000 loss on the sale of investment securities in order to reinvest into higher yielding securities.
The net loss realized during the first six months of 2022 was $193,000, compared to $0.7 million for the first six months of 2021. The net loss for the first six months of 2022 were primarily driven by an adjustment to the gain on sale of loans recognized in the fourth quarter of 2021 due to a measurement period adjustment to the acquisition-date fair value of Premier loans acquired that were subsequently sold. The net loss recognized in the first six months of 2021 was the result of sales of available-for-sale investment securities in order to reinvest into higher yielding investments that were less sensitive to prepayment speeds.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the second quarter of 2022 declined $0.5 million compared to the linked quarter. The decrease in non-interest income, excluding net gains and losses, was the result of lower insurance income, which included annual performance-based insurance commissions of $1.3 million that are recognized in the first quarter of each year. The decrease was partially offset by an increase of $0.4 million in bank owned life insurance income, which includes $248,000 recognized on a one-time death benefit. Peoples also invested an additional $30.0 million in bank owned life insurance policies during the second quarter of 2022.
Compared to the second quarter of 2021, non-interest income, excluding net gains and losses, increased $3.4 million. Deposit account service charges increased $1.5 million and electronic banking income increased $1.0 million. The increase in deposit account service charges was primarily attributable to overdraft and non-sufficient fees driven by a larger customer base following the Premier Merger. Electronic banking income increased in the second quarter of 2022 due to an increase in the interchange income earned from customers' debit card usage, driven partially by customers added in the Premier Merger.
For the first six months of 2022, total non-interest income, excluding gains and losses, increased $6.2 million, or 19%, compared to the first six months of 2021. The increase was driven by growth of $3.0 million, or 73%, in service charges on deposit accounts and $2.3 million, or 28%, in electronic banking income, primarily attributable to customers added in the Premier Merger.
Total Non-interest Expense:
Total non-interest expense decreased $1.7 million, or 3%, for the three months ended June 30, 2022, compared to the linked quarter. Total non-interest expense in the second and first quarters of 2022 also contained non-core expenses, including acquisition-related expenses of $0.6 million and $1.4 million, respectively. The decrease in total non-interest expense for the second quarter of 2022 was attributable to decreases in professional fees, acquisition-related expenses, other loan expenses, net occupancy and equipment expense, FDIC insurance premiums, and marketing expenses.
Compared to the second quarter of 2021, total non-interest expense increased $10.0 million, or 25%, primarily due to an increase in salaries and employee benefit costs of $5.7 million, an increase in net occupancy and equipment expense of $1.5 million, an increase in amortization of other intangible assets of $0.7 million, and an increase in FDIC insurance premiums of $0.7 million. Those increases were primarily the result of the Premier Merger and the acquisition of the equipment financing business from Vantage.
For the six months ended June 30, 2022, total non-interest expense increased $23.6 million, or 30%, compared to the first six months of 2021. The variance was driven by an increase of $12.6 million in salaries and employee benefits costs, $3.2 million in net occupancy and equipment expense, $1.8 million in intangible asset amortization, and $1.5 million in electronic banking expense.
The efficiency ratio for the second quarter of 2022 was 58.8%, compared to 66.8% for the linked quarter, and 68.6% for the second quarter of 2021. The change in the efficiency ratio compared to the linked quarter was primarily due to the increases in interest rates coupled with decreases in acquisition-related expenses, salaries and employee benefits costs, and FDIC insurance premiums. The efficiency ratio, adjusted for non-core items, was 58.0% for the second quarter of 2022, compared to 64.8% for the linked quarter and 64.0% for the second quarter of 2021. The efficiency ratio is typically higher in the first quarter of the year driven by the aforementioned salaries and employee benefit costs, and specifically by higher payroll taxes, employer contributions to health savings accounts and stock-based compensation expenses for certain employees. Peoples continues to focus on controlling expenses, while recognizing some necessary costs in order to continue growing the business.

Income Tax Expense:
Peoples recorded income tax expense of $6.8 million for the second quarter of 2022, compared to income tax expense of $6.0 million for the linked quarter and income tax expense of $2.4 million for the second quarter of 2021. The increase in income tax expense for the second quarter of 2022, compared to income tax expense for the linked quarter, was due to an increase in Peoples' effective tax rate. The increase in income tax expense for the three months ended June 30, 2022, compared to the three months ended June 30, 2021, was driven by higher pre-tax income and the increase in the effective tax rates. Peoples recorded income tax expense of $12.8 million in the first six months of 2022 and $6.2 million in the first six months of 2021, with the increase being driven by higher pre-tax income.
Loans:
The period-end total loan balances at June 30, 2022 increased $28.8 million compared to March 31, 2022. The increase in the period-end loan balances was driven by increases of $38.3 million in consumer indirect loans and $47.4 million in leases, partially offset by a reduction in construction loans of $35.7 million. Excluding $26.7 million forgiveness received on PPP loans, and $14.7 million in purchase accounting adjustments, loan balances grew at a 4% annualized rate. As of June 30, 2022, the remaining balance of PPP loans was $15.2 million.

The period-end total loan balances increased $94.3 million, or 2%, compared to December 31, 2021. The increase in the period-end loan balances was primarily driven by the $157.5 million of leases acquired from Vantage, partially offset by a reduction of $35.7 million in construction loans.
The period-end total loan balances increased $1.2 billion compared to June 30, 2021. The increase in the period-end loan balances was driven by $1.1 billion in loans acquired from Premier as of the merger date, along with leases acquired from Vantage totaling $157.5 million as of the acquisition date.
Quarterly average loan balances increased $89.8 million, or 2%, in the second quarter of 2022 compared to the linked quarter. The increase was driven by the leases acquired from Vantage, partially offset by reductions of $24.9 million in residential real estate loans and $24.6 million in commercial and industrial loans. Compared to the second quarter of 2021, quarterly average loan balances increased $1.1 billion, or 33%, driven by loans acquired from Premier, and leases acquired from Vantage, as well as leases originated.
For the first six months of 2022, average loan balances increased $1.1 billion, or 33%, compared to 2021. The increase was driven by loans and leases acquired from Premier and Vantage.
Asset Quality:
Asset quality metrics remained stable during the quarter. Total nonperforming assets decreased $0.4 million, or less than 1%, compared to March 31, 2022, and were up $19.9 million compared to June 30, 2021. The decrease in nonperforming assets compared to the prior quarter was primarily attributable to a reduction in nonaccrual commercial and industrial loans offset by an increase in past due leases. The increase from the prior year quarter was driven by nonperforming loans acquired from Premier. Nonperforming assets as a percent of total loans and OREO were 1.02% at June 30, 2022, down from 1.04% at March 31, 2022 and up compared to 0.80% at June 30, 2021.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $8.9 million compared to March 31, 2022 and were up $67.6 million compared to June 30, 2021. As a percent of total loans, criticized loans were 3.96% at June 30, 2022, compared to 4.19% at March 31, 2022 and 3.37% at June 30, 2021. The decrease in the amount of criticized loans compared to March 31, 2022 was primarily related to the pay-off of several commercial loans. Compared to June 30, 2021, the increase in the amount of criticized loans was largely due to criticized loans acquired from Premier. Classified loans, which are those categorized as substandard or doubtful, increased $6.0 million compared to March 31, 2022, and were up $46.3 million compared to June 30, 2021. As a percent of total loans, classified loans were 2.52% at June 30, 2022, compared to 2.41% at March 31, 2022, and 2.05% at June 30, 2021. The increase in classified loans compared to the prior quarter was driven by downgrades of several commercial relationships.
Annualized net charge-offs were 0.14% of average total loans for the second quarter of 2022, compared to 0.17% for the linked quarter and 0.09% for the prior year quarter, with the decrease relative to the prior quarter driven by charge-offs on commercial and industrial loans, while the increase versus the prior year quarter was attributable to loans acquired in the merger with Premier.
At June 30, 2022, the allowance for credit losses was $52.3 million, compared to $54.8 million at March 31, 2022, and $47.9 million at June 30, 2021. The change in the allowance for credit losses compared to March 31, 2022 was primarily due to a reduction of reserves for individually analyzed loans. The ratio of the allowance for credit losses as a percent of total loans was 1.14% at June 30, 2022, compared to 1.20% at March 31, 2022 and 1.42% at June 30, 2021. The ratio of the allowance for credit losses as a percent of total loans includes PPP loans that do not have an allowance because of the guarantee by the Small Business Administration. Excluding PPP loans, the ratio of the allowance for credit losses as a percent of total loans would increase to 1.15% at June 30, 2022, compared to 1.22% at March 31, 2022, and 1.51% at June 30, 2021.
Deposits:
As of June 30, 2022, period-end deposit balances decreased $73.7 million, or 1%, compared to March 31, 2022. The decrease was driven by a decline in interest-bearing transaction accounts of $36.2 million, a decrease in retail certificates of deposits of $28.7 million, and a decrease of $11.0 million in money market deposit accounts.
Period-end deposit balances increased $66.7 million, or 1%, compared to December 31, 2021. The variance was driven by increases of $110.8 million in governmental deposit accounts and $43.3 million in savings accounts, offset by decreases of $59.5 million in retail certificates of deposits and $24.5 million in interest-bearing demand accounts.
Period-end deposit balances grew $1.7 billion, or 40%, compared to June 30, 2021. The increase was driven by deposits acquired from Premier. Excluding the deposits acquired from Premier, deposits increased $92.0 million primarily as a result of an increase in non-interest bearing deposits. Customers continued to maintain higher balances due primarily to economic stimulus payments provided by the government, as well as changes in customer buying habits.
Average deposit balances during the second quarter of 2022 increased $68.8 million, or 1%, compared to the linked quarter. This increase was driven by higher non-interest bearing deposits, partially offset by a decrease in time deposits. Compared to the second quarter of 2021, quarterly average deposits increased $1.6 billion, or 37%, driven by deposits acquired from Premier. Total demand deposit accounts comprised 47% of total deposits at June 30, 2022 and March 31, 2022, and 45% at June 30, 2021.
Stockholders' Equity:
Total stockholders' equity at June 30, 2022 decreased by $21.5 million compared to March 31, 2022, which reflected an other comprehensive loss of $30.7 million, dividends paid of $10.8 million, and share repurchases of $6.0 million, partially offset by net income for the quarter of $24.9 million. The other comprehensive loss was the result of changes in the market value of available-for-sale investment securities, which was driven by changes in market interest rates.
Total stockholders' equity at June 30, 2022 decreased by $58.2 million compared to December 31, 2021, which was due to an other comprehensive loss of $81.7 million, partially offset by net income of $48.5 million for the first six months of 2022. The other comprehensive loss was the result of changes in the market value of available-for-sale investment securities, which was driven by changes in market interest rates.
Total stockholders' equity at June 30, 2022 increased $201.3 million, or 34%, compared to June 30, 2021, which was mainly due to common shares issued for the Premier Merger and $70.5 million in net income during the prior twelve-month period, offset by an increase in accumulated other comprehensive loss of $91.1 million and dividends paid of $38.2 million. The increase in accumulated other comprehensive loss was the result of unrealized losses related to the available-for-sale investment securities portfolio from June 30, 2021 to June 30, 2022.
At June 30, 2022, the tier 1 risk-based capital ratio was 11.91%, compared to 11.80% at March 31, 2022, and 11.56% at June 30, 2021. The common equity tier 1 risk-based capital ratio was 11.62% at June 30, 2022, compared to 11.51% at March 31, 2022, and 11.34% at June 30, 2021. The total risk-based capital ratio was 12.81% at June 30, 2022, compared to 12.78% at March 31, 2022, and 12.75% at June 30, 2021. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios. Compared to March 31, 2022, these ratios improved due to the cash acquisition of Vantage in the first quarter of 2022. Compared to June 30, 2021, the capital ratios improved as a recovery of credit losses was recorded, positively impacting stockholders' equity.
Book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $27.81 and $16.21, respectively, at June 30, 2022, compared to $28.41 and $16.39, respectively, at March 31, 2022, and $29.78 and $18.51, respectively, at June 30, 2021. Both ratios decreased compared to March 31, 2022 due to other comprehensive losses recognized in the second quarter of 2022. Both ratios decreased compared to June 30, 2021 due to the common shares issued in the Premier Merger, with tangible book value also impacted by the intangible assets recognized in the Premier Merger and Vantage acquisition.
The ratio of total stockholders’ equity to total assets decreased to 10.81% at June 30, 2022, from 11.17% at March 31, 2022, and 11.55% at June 30, 2021, because assets grew faster than stockholders' equity due to the Premier Merger and Vantage acquisition. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, decreased 16 basis points and 91 basis points compared to March 31, 2022, and June 30, 2021, respectively, due primarily to increases in accumulated other comprehensive loss and goodwill and other intangible assets recognized in the Premier Merger and acquisition of Vantage.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $7.3 billion in total assets as of June 30, 2022, and 136 locations, including 117 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples' vision is to be the Best Community Bank in America.

Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and NSL), Peoples Insurance Agency, LLC and Vantage Financial, LLC ("Vantage").

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2022 results of operations on July 26, 2022 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, severance expenses, COVID-19-related expenses, and the contribution to Peoples Bank Foundation, Inc.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation, Inc., and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the recovery of credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, severance expenses, COVID-19-related expenses, and the contribution to Peoples Bank Foundation Inc.) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, severance expenses, COVID-19-related expenses, and the contribution to Peoples Bank Foundation, Inc.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the ever-changing effects of the global COVID-19 pandemic - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 or variants thereof - on economies (local, national and international), supply chains and markets, on the labor market, including the potential for a sustained reduction in labor force participation, and on Peoples' customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic (such as quarantines, shut downs and other restrictions on travel and commercial, social and other activities), the availability, effectiveness and acceptance of vaccines, and the implementation of fiscal stimulus packages, which could adversely impact sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(2)changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(3)the effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay
(4)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the completion and successful integration of planned acquisitions, including the recently-completed merger with Premier and the recently-completed acquisitions of NSL and Vantage, and the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers' operations and financial condition;
(5)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(6)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the CARES Act, and the follow-up legislation enacted as the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(7)the effects of easing restrictions on participants in the financial services industry;
(8)local, regional, national and international economic conditions (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and its global trading partners) and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(9)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(10)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of the COVID-19 pandemic and adversely impact the amount of interest income generated;
(11)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(12)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(13)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;

(14)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(15)the replacement of the London Interbank Offered Rate ("LIBOR") with other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(16)adverse changes in the conditions and trends in the financial markets, including the impacts of the COVID-19 pandemic and the related responses by governmental and nongovernmental authorities to the pandemic, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(17)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(18)Peoples' ability to receive dividends from its subsidiaries;
(19)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(20)the impact of larger or similar-sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(21)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(22)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(23)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and its subsidiaries are highly dependent;
(24)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic), legislative or regulatory initiatives (including those in response to the COVID-19 pandemic), or other factors, which may be different than anticipated;
(25)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(26)the impact on Peoples' businesses, personnel, facilities, or systems, of losses related to acts of fraud, theft, misappropriation or violence;
(27)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics (including COVID-19), cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts;
(28)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(29)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(30)Peoples' ability to integrate the NSL and Vantage acquisitions, and the merger of Premier into Peoples, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(31)the risk that expected revenue synergies and cost savings from the merger of Peoples and Premier may not be fully realized or realized within the expected time frame;
(32)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(33)the effect of a fall in stock market prices on the asset and wealth management business;
(34)Peoples' continued ability to grow deposits;
(35)the impact of future governmental and regulatory actions upon Peoples' participation in and execution of government programs related to the COVID-19 pandemic;
(36)uncertainty regarding the impact of the current U.S. presidential administration and Congress on the regulatory landscape, capital markets, elevated government debt, potential changes in tax legislation that may increase tax rates and the response to and management of the COVID-19 pandemic, infrastructure spending and social programs; and,
(37)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the

fiscal year ended December 31, 2021. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2022 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021

PER COMMON SHARE (a):
Earnings per common share:
Basic	$0.89	$0.84	$0.52	$1.73	$1.32
Diluted	0.88	0.84	0.51	1.72	1.31
Cash dividends declared per common share	0.38	0.36	0.36	0.74	0.71
Book value per common share (b)	27.81	28.41	29.78	27.81	29.78
Tangible book value per common share (b)(c)	16.21	16.39	18.51	16.21	18.51
Closing price of common shares at end of period (b)	$26.60	$31.31	$29.62	$26.60	$29.62

SELECTED RATIOS (a):
Return on average stockholders' equity (d)	12.61%	11.45%	6.96%	12.02%	8.89%
Return on average tangible equity (d)(e)	22.99%	19.05%	12.49%	20.90%	14.55%
Return on average assets (d)	1.40%	1.35%	0.78%	1.38%	1.02%
Return on average assets adjusted for non-core items (d)(f)	1.44%	1.42%	0.96%	1.43%	1.21%
Efficiency ratio (g)	58.76%	66.79%	68.64%	62.60%	69.49%
Efficiency ratio adjusted for non-core items (h)	57.98%	64.82%	63.97%	61.25%	64.56%
Pre-provision net revenue to total average assets (d)(i)	1.75%	1.30%	1.23%	1.53%	1.23%
Net interest margin (d)(j)	3.84%	3.41%	3.45%	3.63%	3.36%
Dividend payout ratio (k)	43.22%	43.16%	69.93%	43.19%	54.36%
(a)Reflects the impact of the acquisition of NSL beginning April 1, 2021, of Premier beginning September 17, 2021, and of Vantage beginning March 7, 2022.
(b)Data presented as of the end of the period indicated.
(c)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(d)Ratios are presented on an annualized basis.
(e)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, severance expenses, COVID-19-related expenses, and the contribution to Peoples Bank Foundation, Inc. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, severance expenses, COVID-19-related expenses, and the contribution to Peoples Bank Foundation, Inc. included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the (recovery of) provision for credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(j)Information presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate for June 30, 2022, 22.8% blended corporate income tax rate for March 31, 2022, and 21.4% blended corporate income tax rate for June 30, 2021.
(k)This ratio, when applicable, is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2022	2021
Total interest income	$65,056	$57,425	$42,797	$122,481	$81,759
Total interest expense	3,588	3,115	3,137	6,703	6,521
Net interest income	61,468	54,310	39,660	115,778	75,238
(Recovery of) provision for credit losses	(780)	(6,807)	3,088	(7,587)	(1,661)
Net interest income after (recovery of) provision for credit losses	62,248	61,117	36,572	123,365	76,899
Non-interest income:
Electronic banking income	5,419	5,253	4,418	10,672	8,329
Trust and investment income	4,246	4,276	4,220	8,522	8,065
Insurance income	3,646	4,731	3,335	8,377	8,556
Deposit account service charges	3,558	3,426	2,044	6,984	4,029
Bank owned life insurance income	797	431	446	1,228	892
Mortgage banking income	352	436	820	788	1,960
Commercial loan swap fees	270	168	61	438	121
Net (loss) gain on investment securities	(44)	130	(202)	86	(538)
Net loss on asset disposals and other transactions	(152)	(127)	(124)	(279)	(151)
Other non-interest income	1,294	1,326	803	2,620	1,461
Total non-interest income	19,386	20,050	15,821	39,436	32,724
Non-interest expense:
Salaries and employee benefit costs	27,585	27,729	21,928	55,314	42,687
Net occupancy and equipment expense	4,768	5,088	3,289	9,856	6,616
Data processing and software expense	3,033	2,916	2,411	5,949	4,865
Electronic banking expense	2,727	2,759	2,075	5,486	3,969
Professional fees	2,280	3,672	3,565	5,952	7,033
Amortization of other intangible assets	2,034	1,708	1,368	3,742	1,988
Franchise tax expense	1,102	764	822	1,866	1,677
FDIC insurance premiums	1,018	1,194	326	2,212	789
Marketing expense	860	995	676	1,855	1,587
Communication expense	649	625	386	1,274	668
Other loan expenses	445	832	494	1,277	956
Other non-interest expense	3,398	3,347	2,559	6,745	5,051
Total non-interest expense	49,899	51,629	39,899	101,528	77,886
Income before income taxes	31,735	29,538	12,494	61,273	31,737
Income tax expense	6,847	5,961	2,391	12,808	6,171
Net income	$24,888	$23,577	$10,103	$48,465	$25,566

PER COMMON SHARE DATA:
Earnings per common share – basic	$0.89	$0.84	$0.52	$1.73	$1.32
Earnings per common share – diluted	$0.88	$0.84	$0.51	$1.72	$1.31
Cash dividends declared per common share	$0.38	$0.36	$0.36	$0.74	$0.71
Weighted-average common shares outstanding – basic	27,919,133	28,006,165	19,317,454	27,962,405	19,300,156
Weighted-average common shares outstanding – diluted	28,061,736	28,129,131	19,461,934	28,041,145	19,448,544
Common shares outstanding at end of period	28,290,115	28,453,175	19,660,877	28,290,115	19,660,877

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$92,207	$74,354
Interest-bearing deposits in other banks	306,178	341,373
Total cash and cash equivalents	398,385	415,727
Available-for-sale investment securities, at fair value (amortized cost of $1,389,621 at June 30, 2022 and $1,283,146 at December 31, 2021) (a)	1,267,598	1,275,493
Held-to-maturity investment securities, at amortized cost (fair value of $341,088 at June 30, 2022 and $369,955 at December 31, 2021) (a)	400,720	374,129
Other investment securities	41,655	33,987
Total investment securities (a)	1,709,973	1,683,609
Loans and leases, net of deferred fees and costs (b)	4,575,905	4,481,600
Allowance for credit losses	(52,346)	(63,967)
Net loans	4,523,559	4,417,633
Loans held for sale	2,128	3,791
Bank premises and equipment, net of accumulated depreciation	86,523	89,260
Bank owned life insurance	104,339	73,358
Goodwill	289,976	264,193
Other intangible assets	38,156	26,816
Other assets	125,253	89,134
Total assets	$7,278,292	$7,063,521
Liabilities
Deposits:
Non-interest-bearing	$1,661,865	$1,641,422
Interest-bearing	4,267,360	4,221,130
Total deposits	5,929,225	5,862,552
Short-term borrowings	326,442	166,482
Long-term borrowings	123,687	99,475
Accrued expenses and other liabilities	112,114	89,987
Total liabilities	6,491,468	6,218,496
Stockholders' equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at June 30, 2022 and December 31, 2021	—	—
Common shares, no par value, 50,000,000 shares authorized, 29,836,491 shares issued at June 30, 2022 and 29,814,401 shares issued at December 31, 2021, including shares held in treasury	684,416	686,282
Retained earnings	234,608	207,076
Accumulated other comprehensive loss, net of deferred income taxes	(93,359)	(11,619)
Treasury stock, at cost, 1,610,525 shares at June 30, 2022 and 1,577,359 shares at December 31, 2021	(38,841)	(36,714)
Total stockholders' equity	786,824	$845,025
Total liabilities and stockholders' equity	$7,278,292	$7,063,521
(a)    Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $286, respectively, as of June 30, 2022 and $0 and $60, respectively, at December 31, 2021.
(b)    Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2021	2021
Loan Portfolio
Construction	$202,588	$238,305	$210,232	$174,784	$100,599
Commercial real estate, other	1,460,034	1,457,232	1,550,081	1,629,116	948,260
Commercial and industrial	858,452	887,151	891,392	858,538	805,751
Premium finance	152,237	145,813	136,136	134,755	117,088
Leases	314,511	267,068	122,508	111,446	95,643
Residential real estate	743,005	756,429	771,718	768,134	566,597
Home equity lines of credit	169,335	162,288	163,593	161,370	118,401
Consumer, indirect	563,088	524,778	530,532	543,256	537,926
Consumer, direct	111,804	107,390	104,652	108,702	81,436
Deposit account overdrafts	851	699	756	927	498
Total loans	$4,575,905	$4,547,153	$4,481,600	$4,491,028	$3,372,199
Total acquired loans (a)(b)	$1,304,622	$1,400,336	$1,430,810	$1,586,413	$481,927
Total originated loans	$3,271,283	$3,146,817	$3,050,790	$2,904,615	$2,890,272
Deposit Balances (a)
Non-interest-bearing deposits (c)	$1,661,865	$1,666,668	$1,641,422	$1,559,993	$1,181,045
Interest-bearing deposits:
Interest-bearing demand accounts (c)	1,143,010	1,179,199	1,167,460	1,140,639	732,478
Retail certificates of deposit	584,259	612,936	643,759	691,680	417,466
Money market deposit accounts	645,242	656,266	651,169	637,635	547,412
Governmental deposit accounts	728,057	734,784	617,259	679,305	498,390
Savings accounts	1,080,053	1,065,678	1,036,738	1,016,755	689,086
Brokered deposits	86,739	87,395	104,745	106,013	166,746
Total interest-bearing deposits	$4,267,360	$4,336,258	$4,221,130	$4,272,027	$3,051,578
Total deposits	$5,929,225	$6,002,926	$5,862,552	$5,832,020	$4,232,623
Total demand deposits (c)	$2,804,875	$2,845,867	$2,808,882	$2,700,632	$1,913,523
Asset Quality (a)
Nonperforming assets (NPAs): (d)
Loans 90+ days past due and accruing	$8,236	$5,959	$3,723	$5,363	$3,741
Nonaccrual loans	29,488	32,003	34,765	36,034	23,079
Total nonperforming loans (NPLs) (d)	37,724	37,962	38,488	41,397	26,820
Other real estate owned (OREO) (e)	9,210	9,407	9,496	11,268	239
Total NPAs (d)	$46,934	$47,369	$47,984	$52,665	$27,059
Criticized loans (f)	$181,395	$190,315	$194,016	$234,845	$113,802
Classified loans (g)	115,483	109,530	106,547	142,628	69,166
Allowance for credit losses as a percent of NPLs (d)	138.76%	144.27%	166.20%	186.93%	178.75%
NPLs as a percent of total loans (d)	0.82%	0.83%	0.86%	0.92%	0.79%
NPAs as a percent of total assets (d)	0.64%	0.65%	0.68%	0.75%	0.53%
NPAs as a percent of total loans and OREO (d)	1.02%	1.04%	1.07%	1.17%	0.80%
Criticized loans as a percent of total loans (f)	3.96%	4.19%	4.33%	5.23%	3.37%
Classified loans as a percent of total loans (g)	2.52%	2.41%	2.38%	3.18%	2.05%
Allowance for credit losses as a percent of total loans	1.14%	1.20%	1.43%	1.72%	1.42%
Capital Information (a)(h)(i)(j)(k)
Common equity tier 1 risk-based capital ratio (j)	11.62%	11.51%	12.52%	12.30%	11.34%
Tier 1 risk-based capital ratio	11.91%	11.80%	12.81%	12.58%	11.56%
Total risk-based capital ratio (tier 1 and tier 2)	12.81%	12.78%	14.06%	13.83%	12.75%
Tier 1 leverage ratio	8.38%	8.29%	8.67%	11.20%	7.87%
Common equity tier 1 capital	$564,708	$547,215	$577,565	$567,172	$383,502
Tier 1 capital	578,425	560,897	591,215	580,100	391,190
Total capital (tier 1 and tier 2)	622,516	607,493	648,948	637,802	431,424
Total risk-weighted assets	$4,857,818	$4,752,428	$4,614,258	$4,611,321	$3,382,736
Total stockholders' equity to total assets	10.81%	11.17%	11.96%	11.78%	11.55%
Tangible equity to tangible assets (l)	6.60%	6.76%	8.18%	7.93%	7.51%

(a)Reflects the impact of the acquisition of NSL beginning April 1, 2021, Premier beginning September 17, 2021, and Vantage beginning March 7, 2022.
(b)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(c)The sum of non-interest-bearing deposits and interest-bearing deposits is considered total demand deposits.
(d)Nonperforming loans and leases include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and leases, and OREO.
(e)The change in OREO for the quarter ended September 30, 2021 was a result of property acquired from Premier.
(f)Includes loans and leases categorized as a special mention, substandard, or doubtful.
(g)Includes loans and leases categorized as substandard or doubtful.
(h)Data presented as of the end of the period indicated.
(i)June 30, 2022 data based on preliminary analysis and subject to revision.
(j)Peoples' capital conservation buffer was 4.81% at June 30, 2022, 4.78% at March 31, 2022, 6.06% at December 31, 2021, 5.83% at September 30, 2021, and 5.78% at June 30, 2021, compared to required capital conservation buffer of 2.50%.
(k)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios.
(l)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

(RECOVERY OF) PROVISION FOR CREDIT LOSSES INFORMATION (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021
(Recovery of) provision for credit losses
(Recovery of) provision for other credit losses	$(1,135)	$(7,006)	$3,035	$(8,141)	$(1,745)
Provision for checking account overdraft credit losses	355	199	53	554	84
Total (recovery of) provision for credit losses	$(780)	$(6,807)	$3,088	$(7,587)	$(1,661)

Net charge-offs
Gross charge-offs	$1,951	$2,333	$1,070	$4,284	$2,325
Recoveries	410	423	290	833	494
Net charge-offs	$1,541	$1,910	$780	$3,451	$1,831

Net charge-offs (recoveries) by type
Commercial real estate, other	$(154)	$229	$—	$75	$157
Commercial and industrial	418	459	(13)	877	280
Premium finance	22	14	7	36	23
Leases	429	297	415	726	415
Residential real estate	33	295	96	328	214
Home equity lines of credit	25	(13)	4	12	12
Consumer, indirect	366	299	206	665	606
Consumer, direct	49	125	20	174	30
Deposit account overdrafts	353	205	45	558	94
Total net charge-offs	$1,541	$1,910	$780	$3,451	$1,831

Net charge-offs as a percent of average total loans (annualized)	0.14%	0.17%	0.09%	0.15%	0.11%

SUPPLEMENTAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2021	2021

Trust assets under administration and management	$1,731,454	$1,927,828	$2,009,871	$1,937,123	$1,963,884
Brokerage assets under administration and management	1,068,261	1,152,530	1,183,927	1,133,668	1,119,247
Mortgage loans serviced for others	$410,007	$420,024	$430,597	$441,085	$454,399
Employees (full-time equivalent) (a)	1,261	1,245	1,188	1,181	925
(a) The changes in full-time equivalent employees were due to the Premier Merger and Vantage acquisition, as of September 30, 2021, and as of March 31, 2022, respectively.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$182,456	$299	0.66%	$332,098	$160	0.20%	$180,730	$53	0.12%
Investment securities (a)(b)	1,708,759	8,359	1.96%	1,670,379	7,412	1.78%	1,051,963	4,312	1.64%
Loans (b)(c):
Construction	209,822	2,216	4.18%	225,676	2,155	3.82%	87,075	979	4.45%
Commercial real estate, other	1,353,201	15,599	4.56%	1,362,434	14,782	4.34%	916,604	8,829	3.81%
Commercial and industrial	864,023	8,715	3.99%	888,598	8,023	3.61%	887,756	9,241	4.12%
Premium finance	143,898	1,778	4.89%	132,758	1,164	3.51%	108,387	1,298	4.74%
Leases	288,360	10,541	14.46%	162,277	6,102	15.04%	86,519	4,215	19.27%
Residential real estate (d)	888,809	9,326	4.20%	913,730	9,766	4.28%	607,691	6,429	4.23%
Home equity lines of credit	167,935	1,748	4.17%	163,339	1,612	4.00%	119,354	1,180	3.97%
Consumer, indirect	541,135	5,243	3.89%	523,770	5,045	3.91%	529,180	5,313	4.03%
Consumer, direct	111,541	1,647	5.92%	106,298	1,595	6.09%	80,409	1,272	6.35%
Total loans	4,568,724	56,813	4.94%	4,478,880	50,244	4.50%	3,422,975	38,756	4.50%
Allowance for credit losses	(54,148)			(61,947)			(46,967)
Net loans	4,514,576			4,416,933			3,376,008
Total earning assets	6,405,791	65,471	4.06%	6,419,410	57,816	3.61%	4,608,701	43,121	3.72%

Goodwill and other intangible assets	329,243			304,124			222,553
Other assets	386,629			344,282			351,892
Total assets	$7,121,663			$7,067,816			$5,183,146

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,076,028	$45	0.02%	$1,050,813	$34	0.01%	$680,825	$21	0.01%
Governmental deposit accounts	704,632	471	0.27%	670,419	447	0.27%	496,906	551	0.44%
Interest-bearing demand accounts	1,177,751	115	0.04%	1,171,266	92	0.03%	733,913	66	0.04%
Money market deposit accounts	641,066	104	0.07%	650,272	97	0.06%	564,593	94	0.07%
Retail certificates of deposit	602,225	747	0.50%	626,978	871	0.56%	424,279	980	0.93%
Brokered deposits (e)	87,006	532	2.45%	91,531	512	2.27%	167,109	865	2.08%
Total interest-bearing deposits	4,288,708	2,014	0.19%	4,261,279	2,053	0.20%	3,067,625	2,577	0.34%
Short-term borrowings (e)	150,435	261	0.70%	154,346	338	0.89%	70,028	92	0.53%
Long-term borrowings	152,595	1,313	3.44%	129,098	724	2.26%	108,830	468	1.72%
Total borrowed funds	303,030	1,574	2.08%	283,444	1,062	1.51%	178,858	560	1.26%
Total interest-bearing liabilities	4,591,738	3,588	0.31%	4,544,723	3,115	0.28%	3,246,483	3,137	0.39%

Non-interest-bearing deposits	1,648,067			1,606,665			1,272,623
Accrued expenses and other liabilities	90,457			81,676			82,209
Total liabilities	6,330,262			6,233,064			4,601,315
Stockholders’ equity	791,401			834,752			581,831
Total liabilities and stockholders' equity	$7,121,663			$7,067,816			$5,183,146

Net interest income/spread (b)		$61,883	3.75%		$54,701	3.33%		$39,984	3.33%
Net interest margin (b)			3.84%			3.41%			3.45%

	Six Months Ended
	Six Months Ended
	June 30, 2022			June 30, 2021
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$256,864	$459	0.36%	$163,937	$93	0.11%
Other long-term investments	—	—	—%	—	—	—%
Investment securities (a)(b)	1,689,676	15,771	1.87%	996,526	7,702	1.55%
Loans (b)(c):
Construction	217,705	4,371	3.99%	100,565	1,973	3.90%
Commercial real estate, other	1,357,792	30,381	4.45%	898,072	17,431	3.86%
Commercial and industrial	876,242	16,738	3.80%	914,542	19,833	4.31%
Premium finance	138,359	2,942	4.23%	107,891	2,595	4.78%
Leases	225,667	16,643	14.67%	43,499	4,215	19.27%
Residential real estate (d)	901,201	19,092	4.24%	611,172	13,101	4.29%
Home equity lines of credit	165,649	3,360	4.09%	120,602	2,367	3.96%
Consumer, indirect	532,501	10,288	3.90%	519,566	10,516	4.08%
Consumer, direct	108,934	3,242	6.00%	79,718	2,511	6.35%
Total loans	4,524,050	107,057	4.72%	3,395,627	74,542	4.38%
Allowance for credit losses	(58,026)			(48,403)
Net loans	4,466,024			3,347,224
Total earning assets	6,412,564	123,287	3.84%	4,507,687	82,337	3.65%

Goodwill and other intangible assets	316,753			203,509
Other assets	364,911			337,164
Total assets	$7,094,228			$5,048,360

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,063,490	$79	0.01%	$663,882	$56	0.02%
Governmental deposit accounts	687,620	919	0.27%	463,391	1,145	0.50%
Interest-bearing demand accounts	1,174,526	207	0.04%	717,129	131	0.04%
Money market deposit accounts	645,644	201	0.06%	564,714	226	0.08%
Retail certificates of deposit	614,533	1,617	0.53%	432,006	2,103	0.98%
Brokered deposits (e)	89,256	1,044	2.36%	171,194	1,733	2.04%
Total interest-bearing deposits	4,275,069	4,067	0.19%	3,012,316	5,394	0.36%
Short-term borrowings	152,380	599	0.79%	70,555	192	0.55%
Long-term borrowings	140,912	2,037	2.90%	109,602	935	1.72%
Total borrowed funds	293,292	2,636	1.80%	180,157	1,127	1.26%
Total interest-bearing liabilities	4,568,361	6,703	0.29%	3,192,473	6,521	0.41%

Non-interest-bearing deposits	1,627,480			1,192,254
Accrued expenses and other liabilities	85,431			83,912
Total liabilities	6,281,272			4,468,639

Preferred equity	—			—
Stockholders’ equity	812,956			579,721
Total liabilities and stockholders' equity	$7,094,228			$5,048,360

Net interest income/spread (b)		$116,584	3.55%		$75,816	3.24%
Net interest margin (b)			3.63%			3.36%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate for 2022 and a 22.3% blended corporate income tax rate for 2021.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances (included in short-term borrowings) and interest expense on brokered deposits for all periods presented.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021

Core non-interest expense:
Total non-interest expense	$49,899	$51,629	$39,899	$101,528	$77,886
Less: acquisition-related expenses	602	1,373	2,400	1,975	4,311
Less: severance expenses	—	—	14	—	63
Less: COVID-19-related expenses	29	94	210	123	502
Less: Peoples Bank Foundation, Inc. contribution	—	—	—	—	500
Core non-interest expense	$49,268	$50,162	$37,275	$99,430	$72,510

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021

Efficiency ratio:
Total non-interest expense	49,899	$51,629	39,899	101,528	77,886
Less: amortization of other intangible assets	2,034	1,708	1,368	3,742	1,988
Adjusted non-interest expense	$47,865	$49,921	$38,531	$97,786	$75,898

Total non-interest income	$19,386	$20,050	$15,821	$39,436	$32,724
Less: gain on investment securities	—	130	—	130	(538)
Add: loss on investment securities	(44)	—	(202)	(44)	—
Add: net loss on asset disposals and other transactions	(152)	(127)	(124)	(279)	(151)
Total non-interest income, excluding net gains and losses	$19,582	$20,047	$16,147	$39,629	$33,413

Net interest income	$61,468	$54,310	$39,660	$115,778	$75,238
Add: fully tax-equivalent adjustment (a)	415	391	324	806	578
Net interest income on a fully tax-equivalent basis	$61,883	$54,701	$39,984	$116,584	$75,816

Adjusted revenue	$81,465	$74,748	$56,131	$156,213	$109,229

Efficiency ratio	58.76%	66.79%	68.64%	62.60%	69.49%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$49,268	$50,162	$37,275	$99,430	$72,510
Less: amortization of other intangible assets	2,034	1,708	1,368	3,742	1,988
Adjusted core non-interest expense	$47,234	$48,454	$35,907	$95,688	$70,522

Adjusted revenue	$81,465	$74,748	$56,131	$156,213	$109,229

Efficiency ratio adjusted for non-core items	57.98%	64.82%	63.97%	61.25%	64.56%
`
(a) Tax effect is calculated using a 23.3% blended tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021

Tangible equity:
Total stockholders' equity	$786,824	$808,340	$845,025	$831,882	$585,505
Less: goodwill and other intangible assets	328,132	341,865	291,009	295,415	221,576
Tangible equity	$458,692	$466,475	$554,016	$536,467	$363,929

Tangible assets:
Total assets	$7,278,292	$7,239,261	$7,063,521	$7,059,752	$5,067,634
Less: goodwill and other intangible assets	328,132	341,865	291,009	295,415	221,576
Tangible assets	$6,950,160	$6,897,396	$6,772,512	$6,764,337	$4,846,058

Tangible book value per common share:
Tangible equity	$458,692	$466,475	$554,016	$536,467	$363,929
Common shares outstanding	28,290,115	28,453,175	28,297,771	28,265,791	19,660,877

Tangible book value per common share	$16.21	$16.39	$19.58	$18.98	$18.51

Tangible equity to tangible assets ratio:
Tangible equity	$458,692	$466,475	$554,016	$536,467	$363,929
Tangible assets	$6,950,160	$6,897,396	$6,772,512	$6,764,337	$4,846,058

Tangible equity to tangible assets	6.60%	6.76%	8.18%	7.93%	7.51%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2022	2021

Pre-provision net revenue:
Income before income taxes	$31,735	$29,538	$12,494	$61,273	$31,737
Add: provision for credit losses	—	—	3,088	—	—
Add: loss on OREO	32	1	—	33	—
Add: loss on investment securities	44	—	202	44	538
Add: loss on other assets	119	22	132	141	159
Add: net loss on other transactions	—	104	—	104	—
Less: recovery of credit losses	780	6,807	—	7,587	1,661
Less: gain on OREO	—	—	8	—	8
Less: gain on investment securities	—	130	—	130	—
Pre-provision net revenue	$31,150	$22,728	$15,908	$53,878	$30,765
Total average assets	$7,121,663	$7,067,816	$5,183,146	$7,094,228	$5,048,360

Pre-provision net revenue to total average assets (annualized)	1.75%	1.30%	1.23%	1.53%	1.23%

Weighted-average common shares outstanding – diluted	28,061,736	28,129,131	19,461,934	28,041,145	19,448,544
Pre-provision net revenue per common share – diluted	$1.11	$0.81	$0.81	$1.91	$1.63

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021

Annualized net income adjusted for non-core items:
Net income	$24,888	$23,577	$10,103	$48,465	$25,566
Add: loss on investment securities	44	—	202	—	538
Less: tax effect of loss on investment securities (a)	9	—	42	—	113
Less: gain on investment securities	—	130	—	86	—
Add: tax effect of net gain on investment securities (a)	—	27	—	18	—
Add: net loss on asset disposals and other transactions	152	127	124	279	151
Less: tax effect of net loss on asset disposals and other transactions (a)	32	27	26	59	32
Add: acquisition-related expenses	602	1,373	2,400	1,975	4,311
Less: tax effect of acquisition-related expenses (a)	126	288	504	415	905
Add: severance expenses	—	—	14	—	63
Less: tax effect of severance expenses (a)	—	—	3	—	13
Add: COVID-19-related expenses	29	94	210	123	502
Less: tax effect of COVID-19-related expenses (a)	6	20	44	26	105
Add: Peoples Bank Foundation, Inc. contribution	—	—	—	—	500
Less: tax effect of Peoples Bank Foundation, Inc. contribution (a)	—	—	—	—	105
Net income adjusted for non-core items (after tax)	$25,542	$24,733	$12,434	$50,274	$30,358

Days in the period	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$99,825	$95,618	$40,523	$97,733	$51,556
Annualized net income adjusted for non-core items (after tax)	$102,449	$100,306	$49,873	$101,381	$61,219
Return on average assets:
Annualized net income	$99,825	$95,618	$40,523	$97,733	$51,556
Total average assets	$7,121,663	$7,067,816	$5,183,146	$7,094,228	$5,048,360
Return on average assets	1.40%	1.35%	0.78%	1.38%	1.02%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items (after tax)	$102,449	$100,306	$49,873	$101,381	$61,219
Total average assets	$7,121,663	$7,067,816	$5,183,146	$7,094,228	$5,048,360
Return on average assets adjusted for non-core items	1.44%	1.42%	0.96%	1.43%	1.21%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021

Annualized net income excluding amortization of other intangible assets:
Net income	$24,888	$23,577	$10,103	$48,465	$25,566
Add: amortization of other intangible assets	2,034	1,708	1,368	3,742	1,988
Less: tax effect of amortization of other intangible assets (a)	427	359	287	786	417
Net income excluding amortization of other intangible assets (after tax)	$26,495	$24,926	$11,184	$51,421	$27,137

Days in the period	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$99,825	$95,618	$40,523	$97,733	$51,556
Annualized net income excluding amortization of other intangible assets (after tax)	$106,271	$101,089	$44,859	$103,694	$54,724

Average tangible equity:
Total average stockholders' equity	$791,401	$834,752	$581,831	$812,956	$579,721
Less: average goodwill and other intangible assets	329,243	304,124	222,553	316,753	203,509
Average tangible equity	$462,158	$530,628	$359,278	$496,203	$376,212

Return on average stockholders' equity ratio:
Annualized net income	$99,825	$95,618	$40,523	$97,733	$51,556
Average stockholders' equity	$791,401	$834,752	$581,831	$812,956	$579,721

Return on average stockholders' equity	12.61%	11.45%	6.96%	12.02%	8.89%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets (after tax)	$106,271	$101,089	$44,859	$103,694	$54,724
Average tangible equity	$462,158	$530,628	$359,278	$496,203	$376,212

Return on average tangible equity	22.99%	19.05%	12.49%	20.90%	14.55%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE